Exhibit 5


AMERICAN NATIONAL INSURANCE COMPANY
ONE MOODY PLAZA GALVESTON, TEXAS

AUTOMATIC INCREASE BENEFIT RIDER

DATE OF ISSUE. The Date of Issue of this rider will be the Date of Issue of the Policy. Any benefit provided by this rider will be effective this rider's Date of Issue.

BENEFIT. If all the terms of this rider and the Policy are met, We will increase the Specified Amount on the life of the Insured by the option amount on each option date without proof that the Insured is then insurable.

OPTION DATES. The option dates are the Policy's second, fourth, sixth, eighth and tenth anniversary dates.

OPTION AMOUNT. The amount of each increase is twenty percent of the Policy's initial Specified Amount shown on the Data Page.

TERMINATION. This rider will terminate immediately without notice on the first to occur of:
1. The date the grace period for the Policy expires;
2. The date the Policy matures, expires, or is surrendered;
3. This rider's expiry date, as shown on the Data Page;
4. The date an increased is declined; or
5. The date the  Specified Amount is decreased.
With Your Written Request, We will terminate this rider. You must return the Policy to Us for endorsement. This rider will terminate on the Monthly Deduction Date that coincides with or next follows the receipt, at Our Home Office, of the request to terminate this rider. After the date this rider terminates, the Cost of Insurance for this rider's benefit will no longer be included in the Monthly Deduction.

COST OF INSURANCE. The Cost of Insurance for the Automatic Increase Benefit is determined on a monthly basis. The monthly cost is calculated as (a) multiplied by the result of (b) divided by (c) where:
(a) is the Cost of Insurance for the Automatic Increase Benefit rate shown on the Data Page;
(b) is the Policy's initial Specified Amount shown on the Data Page;
and
(c) is 1000.

The Cost of Insurance for the Automatic Increase Benefit Rider is based on the Attained Age and risk class of the Insured. "Attained Age" means the Insured's age last birthday on the previous anniversary date. The cost of this benefit will be included in the Monthly Deduction on each Monthly Deduction Date on which this rider is in force.

This rider is a part of the Policy to which it is  attached. The
Policy provisions that apply will be construed to be a part of this rider. Signed for Us at Galveston, Texas, on the Date of Issue.





	SECRETARY	PRESIDENT
Form WQAIB